Exhibit 99.1

TPG Specialty Lending, Inc.
(A Delaware Corporation)

SUBSCRIPTION AGREEMENT

ARTICLE I

SECTION 1.01.          Subscription.

(a)           Subject to the terms and conditions hereof, and in reliance upon the representations and warranties contained in this subscription agreement (this “Agreement”), the undersigned (the “Subscriber”) irrevocably subscribes for and agrees to purchase shares of common stock (“Shares”), of TPG Specialty Lending, Inc. (the “Company”) on the terms and conditions described herein, in the Company’s Private Placement Memorandum (together with any appendices and supplements thereto, the “Memorandum”), in the Company’s Amended and Restated Certificate of Incorporation, substantially in the form attached hereto as Exhibit A (the “Certificate”), in the Company’s Bylaws, substantially in the form attached hereto as Exhibit B (the “Bylaws”), in the Investment Advisory and Management Agreement between the Company and TSL Advisers, LLC (the “Adviser”), substantially in the form attached hereto as Exhibit C (the “Advisory Agreement”) and in the Administration Agreement between the Company and the Adviser, substantially in the form attached hereto as Exhibit D (the “Administration Agreement”).  The Subscriber has received the Memorandum, the Certificate, the Bylaws, the Advisory Agreement and the Administration Agreement.  The Company expects to enter into separate subscription agreements (the “Other Subscription Agreements,” and, together with this Agreement, the “Subscription Agreements”) with other subscribers (the “Other Subscribers,” and together with the Subscriber, the “Subscribers”), providing for the sale of Shares to the Other Subscribers.  This Agreement and the Other Subscription Agreements are separate agreements, and the sales of Shares to the undersigned and the Other Subscribers are to be separate sales.  Capitalized terms used but not defined herein have the meanings ascribed to them in the Memorandum.

(b)           The Subscriber agrees to purchase Shares for an aggregate purchase price equal to the amount set forth on the signature page hereof (the “Capital Commitment”), payable at such times and in such amounts as required by the Company, under the terms and subject to the conditions set forth herein.  On each Capital Drawdown Date (as defined below), the Subscriber agrees to purchase from the Company, and the Company agrees to issue to the Subscriber, a number of Shares equal to the Drawdown Share Amount at an aggregate price equal to the Drawdown Purchase Price; provided, however, that in no circumstance will a Subscriber be required to purchase Shares for an amount in excess of its Unused Capital Commitment.

“Drawdown Purchase Price” shall mean, for each Capital Drawdown Date, an amount in U.S. dollars determined by multiplying (i) the aggregate amount of Capital Commitments being drawn down by the Company from all Subscribers on that Capital Drawdown Date, by (ii) a fraction, the numerator of which is the Unused Capital Commitment of the Subscriber and the denominator of which is the aggregate Unused Capital Commitments of all Subscribers that are not Defaulting Subscribers or Excluded Subscribers (as defined below).

“Drawdown Share Amount” shall mean, for each Capital Drawdown Date, a number of Shares determined by dividing (i) the Drawdown Purchase Price for that Capital Drawdown Date by (ii) the applicable Per Share NAV, with the resulting quotient adjusted to the nearest whole number to avoid the issuance of fractional shares.

“Per Share NAV” shall mean, for any Capital Drawdown Date or Catch-Up Date (as defined below), the Per Share NAV determined in accordance with the procedures set out in “II. Summary of Principal Terms—Valuation of Assets; Independent Valuation Firm” and “Appendix A—Certain Investment Considerations—Valuation of Portfolio Securities” in the Memorandum (as those procedures may be changed from time to time in a manner consistent with the limitations of the 1940 Act (as defined below)) as of the last day of the Company’s fiscal quarter immediately preceding the Capital Drawdown Date; provided, however, in the event that the Per Share NAV is less than zero as of the first Capital Drawdown Date that occurs immediately following the Initial Closing Date (as defined below), then solely for the purpose of such Capital Drawdown Date, the Per Share NAV shall be deemed to equal one thousand dollars ($1,000).

“Unused Capital Commitment” shall mean, with respect to a Subscriber, the amount of such Subscriber’s Capital Commitment as of any date reduced by the aggregate amount of contributions made by that Subscriber at all previous Capital Drawdown Dates and any Catch-Up Date pursuant to Section 1.01(b) and Section 1.02(b), respectively.

SECTION 1.02.          Closings.

(a)           The closing of this subscription agreement will take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York on ____________, 2011 (such date being the “Closing Date,” and April 15, 2011, the date on which the first closing of Subscription Agreements occurred, being referred to herein as the “Initial Closing Date”).  The Subscriber agrees to provide any information reasonably requested by the Company to verify the accuracy of the representations contained herein, including without limitation the investor suitability questionnaire attached as Appendix A (the “Investor Suitability Questionnaire”).  Promptly after the Closing Date, the Company will deliver to the Subscriber or its representative, if the Subscriber’s subscription has been accepted, a countersigned copy of this Agreement and other documents and instruments necessary to reflect the Subscriber’s status as an investor in the Company, including any documents and instruments to be delivered pursuant to this Agreement.

(b)           The Company may enter into Other Subscription Agreements with Other Subscribers after the Initial Closing Date, with any closing thereunder referred to as a “Subsequent Closing” and any Other Subscriber whose subscription has been accepted at such Subsequent Closing referred to as a “Subsequent Subscriber” (it being understood that for the purposes of this Section 1.02, the closing of this Agreement on the Closing Date shall be considered a Subsequent Closing and the Subscriber shall be considered a Subsequent Subscriber); provided, however, that the aggregate Capital Commitments of the Subscribers shall not exceed one billion five hundred million dollars ($1,500,000,000). Notwithstanding the provisions of Sections 1.01(b) and 2.01, on a date to be determined by the Company that occurs on or following the Subsequent Closing but no later than the next succeeding Drawdown Date (the “Catch-Up Date”), each Subsequent Subscriber shall be required to purchase from the Company a number of Shares with an aggregate purchase price necessary to ensure that, upon payment of the aggregate purchase price for such Shares by the Subsequent Subscriber on the Catch-Up Date, such Subsequent Subscriber’s Invested Percentage (as defined below) shall be equal to the Invested Percentage of all prior Subscribers (other than any Defaulting Subscribers or Excluded Subscribers) (the “Catch-Up Purchase Price”). Upon payment of the Catch-Up Purchase Price by the Subscriber on the Catch-Up Date, the Company shall issue to each such Subsequent Subscriber a number of Shares determined by dividing (x) the Catch-Up Purchase Price minus the Organizational Expense Allocation by (y) the Per Share NAV as of the Catch-Up Date. For the avoidance of doubt, in the event that the Catch-Up Date and a Capital Drawdown Date occur on the same calendar day, the Catch-Up Date (and the application of the provisions of this Section 1.02(b)) shall be deemed to have occurred immediately prior to the relevant Capital Drawdown Date.

“Invested Percentage” means, with respect to a Subscriber, the quotient determined by dividing (i) the aggregate amount of contributions made by such Subscriber pursuant to Section 1.01(b) and this Section 1.02(b) by (ii) such Subscriber’s Capital Commitment.

“Organizational Expense Allocation” means, with respect to a Subscriber, the product obtained by multiplying (i) a fraction, the numerator of which is such Subscriber’s Capital Commitment and the denominator of which is a dollar amount equal to one billion dollars ($1,000,000,000) by (ii) a dollar amount equal to one million five hundred thousand dollars ($1,500,000).

(c)           At each Capital Drawdown Date following any Subsequent Closing, all Subscribers, including Subsequent Subscribers, shall purchase Shares in accordance with the provisions of Section 1.01(b); provided, however, that notwithstanding the foregoing, the definition of Drawdown Share Amount and the provisions of Section 2.01(b), nothing in this Agreement shall prohibit the Company from issuing Shares to Subsequent Subscribers whose subscriptions are accepted after the Closing Date at a per share price greater than the Per Share NAV.

(d)           In the event that any Subscriber is permitted by the Company to make an additional capital commitment to purchase Shares on a date after its initial subscription has been accepted, such Subscriber will be required to enter into a separate subscription agreement with the Company, it being understood and agreed that such separate subscription agreement will be considered to be an Other Subscription Agreement for the purposes of this Agreement.

ARTICLE II

SECTION 2.01.          Capital Drawdowns.

(a)           Subject to Section 2.01(f), purchases of Shares will take place on dates selected by the Company in its sole discretion (each, a “Capital Drawdown Date”) and shall be made in accordance with the provisions of Section 1.01(b).

(b)           The Company shall deliver to the Subscriber, at least ten (10) Business Days prior to each Capital Drawdown Date, a notice substantially in the form of Appendix B (each, a “Funding Notice”) setting forth (i) the Capital Drawdown Date, (ii) the nature of the proposed investment(s) for which capital is being drawn down, (iii) the aggregate number of Shares to be sold to all Subscribers on the Capital Drawdown Date and the aggregate purchase price for such Shares, (iv) the applicable Drawdown Share Amount, Drawdown Purchase Price and Per Share NAV and (v) the account to which the Drawdown Purchase Price should be wired.   For the purposes of this Agreement, the term “Business Day” shall have the meaning ascribed to it in Rule 14d-1(g)(3) under the Securities Act of 1934, as amended (the “1934 Act”).

(c)           The delivery of a Funding Notice to the Subscriber shall be the sole and exclusive condition to the Subscriber’s obligation to pay the Drawdown Share Purchase Price identified in each Funding Notice.

(d)           On each Capital Drawdown Date, the Subscriber shall pay the Drawdown Purchase Price to the Company by bank wire transfer in immediately available funds in U.S. dollars to the account specified in the Funding Notice.

(e)           The Company will act as transfer agent and registrar for the Shares, unless and until the Company, in its sole discretion, decides to appoint a third party to act in one or both of those capacities.

(f)           At the earlier of (i) the date of a Qualified IPO, if any, and (ii) the fourth anniversary of the Initial Closing Date, any Unused Capital Commitment (other than any Defaulted Commitment) shall automatically be reduced to zero, except to the extent necessary to pay amounts due under Funding Notices that the Company may thereafter issue to: (a) pay Company expenses, including management fees, amounts that may become due under any borrowings or other financings or similar obligations, or indemnity obligations, (b) complete investments in any transactions for which there are binding written agreements as of the end of the Commitment Period (including investments that are funded in phases), (c) fund follow-on investments made in existing portfolio companies within three years from the end of the Commitment Period that, in the aggregate, do not exceed five percent (5%) of total Capital Commitments, (d) fund obligations under any Company guarantee and (e) fulfill obligations with respect to any Defaulted Commitment.  A “Qualified IPO” shall mean an initial public offering of the Company’s common stock that results in an unaffiliated public float of at least $75 million.

(g)           Notwithstanding anything to the contrary contained in this Agreement, the Company shall have the right (a “Limited Exclusion Right”) to exclude any Subscriber (such Subscriber, an “Excluded Subscriber”) from purchasing Shares from the Company on any Capital Drawdown date if, in the reasonable discretion of the Company, there is a substantial likelihood that such Subscriber’s purchase of Shares at such time would (i) result in a violation of, or noncompliance with, any law or regulation to which such Subscriber, the Company, the Adviser, any Other Subscriber or a portfolio company would be subject or (ii) cause the investments of “Benefit Plan Investors” (within the meaning of Section 3(42) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and certain Department of Labor regulations) to be significant and the assets of the Company to be considered “plan assets” under ERISA or Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

SECTION 2.02.          Pledging.  Without limiting the generality of the foregoing, the Subscriber specifically agrees and consents that the Company may, at any time, and without further notice to or consent from the Subscriber (except to the extent otherwise provided in this Agreement), grant security over (and, in connection therewith, Transfer (as defined in Section 4.01(e)(i))) its right to draw down capital from the Subscriber pursuant to Section 2.01, and the Company’s right to receive the Drawdown Share Purchase Price (and any related rights of the Company), to lenders or other creditors of the Company, in connection with any indebtedness, guarantee or surety of the Company; provided that, for the avoidance of doubt, any such grantee’s right to draw down capital shall be subject to the limitations on the Company’s right to draw down capital pursuant to Section 2.01.

SECTION 2.03.          Dividends; Dividend Reinvestment Program.  (a) As described more fully in the Memorandum, the Company generally intends to distribute, out of assets legally available for distribution, substantially all of its available earnings, on a quarterly basis, as determined by the Company’s Board of Directors (the “Board”) in its discretion.   Prior to the occurrence of a Qualified IPO, the Company will reinvest all cash dividends declared by the Board on behalf of Subscribers who do not elect to receive their dividends in cash, crediting to each such Subscriber a number of Shares equal to the quotient determined by dividing the cash value of the dividend payable to such Subscriber by the Per Share NAV as of the last day of the Company’s fiscal quarter immediately preceding the date such dividend was declared.  The Subscriber may elect to receive any or all such dividends in cash by notifying the Adviser in writing no later than 10 days prior to the record date for the first dividend that the Subscriber wishes to receive in that form, using the form of notice contained in Appendix C.  The Subscriber and the Company agree and acknowledge that any dividends received by the Subscriber or reinvested by the Company on the Subscriber’s behalf shall have no effect on the amount of the Subscriber’s Unfunded Commitment.

(b)           The Company represents and warrants that it shall not make any distributions consisting of securities that are not Marketable Securities except in connection with liquidation distributions pursuant to subsection IV(A)(3) of the Certificate.  “Marketable Securities” means securities which are traded or quoted on the New York Stock Exchange, American Stock Exchange or the Nasdaq Global Market or on a comparable securities market or exchange now or in the future.

ARTICLE III

SECTION 3.01.          Remedies Upon Subscriber Default.  In the event that a Subscriber fails to pay all or any portion of the purchase price due from such Subscriber on any Capital Drawdown Date (such amount, together with the full amount of such Subscriber’s remaining Capital Commitment, a “Defaulted Commitment”) and such default remains uncured for a period of ten (10) Business Days, the Company shall be permitted to declare such Subscriber to be in default of its obligations under this Agreement (any such Subscriber, a “Defaulting Subscriber”) and shall be permitted to pursue one or any combination of the following remedies:

(a)           The Company may prohibit the Defaulting Subscriber from purchasing additional Shares on any future Capital Drawdown Date;

(b)           Twenty-five percent (25%) of the Shares then held by the Defaulting Subscriber shall be automatically transferred on the books of the Company, without any further action being required on the part of the Company or the Defaulting Subscriber, to the Other Subscribers (other than any defaulting Other Subscriber), pro rata in accordance with their respective Capital Commitments; provided, however, that notwithstanding anything to the contrary contained in this Agreement, no Shares shall be transferred to any Other Subscriber pursuant to this Section 3.01(b) in the event that such transfer would (x) violate the Securities Act, the 1940 Act or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Company or such Transfer, (y) constitute a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code or (z) cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code (it being understood that this proviso shall operate only to extent necessary to avoid the occurrence of the consequences contemplated herein and shall not prevent the Subscriber from receiving a partial allocation of its pro rata portion of Shares); provided further, that any Shares that have not been transferred to one or more Other Subscribers pursuant to the previous proviso shall be allocated among the participating Other Subscribers pro rata in accordance with their respective Capital Commitments.  The mechanism described in this Section 3.01(b) is intended to operate as a liquidated damage provision, since the damage to Other Subscribers resulting from a default by the Defaulting Subscriber is both significant and not easily susceptible to precise quantification.  By entry into this Agreement, the Subscriber agrees to this transfer and acknowledges that it constitutes a reasonable liquidated damage remedy for any default in the Subscriber’s obligation of the type described; and

(c)           The Company may pursue any other remedies against the defaulting Subscriber available to the Company, subject to applicable law.

SECTION 3.02.          Key Person Event.  (a) A key person event shall occur if, at any time prior to the earlier to occur of (i) a Qualified IPO and (ii) the fourth anniversary of the Initial Closing Date, both of the Principals (as defined below) fail to remain actively involved in the investment activities of the Company and other special situations, distressed and credit related investment activities of TPG Opportunities Partners, L.P. and its affiliates (a “Key Person Event”).  In the event of the occurrence of a Key Person Event, the Company shall send written notice to the Subscribers within ten (10) Business Days of such occurrence.  If during the sixty (60) day period following the sending of such written notice (the “Notice Period”), the Principals have not been replaced by the Adviser in accordance with Section 3.02(b), the Company shall convene a special meeting of the stockholders to be held no later than thirty (30) days following the expiration of the Notice Period for the purpose of determining whether the investment period of the Company should be suspended.  In the event that holders of a majority of the outstanding Shares of the Company vote to suspend the investment period of the Company at such special meeting, any Unused Capital Commitment (other than any Defaulted Commitment) shall automatically be reduced to zero, except to the extent necessary to pay amounts due under Funding Notices the Company may thereafter issue as provided in Section 2.01(f).

(b)           “Principals” shall initially mean Alan Waxman and Joshua Easterly, it being understood and agreed that the Adviser shall be permitted at any time to replace any person designated as a “Principal” with a senior professional selected by the Adviser; provided that such replacement has been approved by (i) the vote of a majority of the Company’s directors who are not “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) or (ii) the vote of holders of a majority of the outstanding Shares of the Company at a special meeting called for such purpose within forty-five (45) days of the designation of such replacement.

(c)           In addition to the notice requirements set forth in Section 3.02(a), the Company agrees that it shall provide the Subscribers with written notice within 10 Business Days of the failure of one (but not both) of the Principals to comply with the time and attention requirements described in Section 3.02(a).

ARTICLE IV

SECTION 4.01.          Subscriber Representations, Warranties and Covenants.  The Subscriber hereby acknowledges, represents and warrants to, and agrees with, the Company as follows:

(a)           This Agreement has been duly authorized, executed and delivered by the Subscriber and, upon due authorization, execution and delivery by the Company, will constitute the valid and legally binding agreement of the Subscriber enforceable in accordance with its terms against the Subscriber, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights and remedies, as from time to time in effect; (ii) application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (iii) considerations of public policy or the effect of applicable law relating to fiduciary duties.

(b)           The Subscriber is acquiring the Shares for the Subscriber’s own account as principal for investment and not with a view to the distribution or sale thereof.

(c)           The Subscriber has such knowledge and experience in financial and business matters that the Subscriber is and will be capable of evaluating the merits and risks of the prospective investment in the Shares.

(d)           The Subscriber has no need for liquidity in this investment, has the ability to bear the economic risk of this investment, has the ability to retain its Shares for an indefinite period and at the present time and in the foreseeable future can afford a complete loss of this investment.

(e)           (i)           The Subscriber understands that the offering and sale of the Shares are intended to be exempt from registration under the U.S. Securities Act of 1933, as amended (the “1933 Act”), applicable U.S. state securities laws and the laws of any non-U.S. jurisdictions by virtue of the private placement exemption from registration provided in Section 4(2) of the 1933 Act, exemptions under applicable U.S. state securities laws and exemptions under the laws of any non-U.S. jurisdictions, and it agrees that any Shares acquired by the Subscriber may not be sold, offered for sale, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of (each, a “Transfer”) in any manner that would require the Company to register the Shares under the 1933 Act, under any U.S. state securities laws or under the laws of any non-U.S. jurisdictions.  The Subscriber understands that the Company requires each investor in the Company to be an “accredited investor” as defined in Rule 501(a) of Regulation D of the 1933 Act (“Accredited Investor”) and the Subscriber represents and warrants that it is an Accredited Investor.

(ii)           The Subscriber understands that the offering and sale of the Shares in non-U.S. jurisdictions may be subject to additional restrictions and limitations, and represents and warrants that it is acquiring its Shares in compliance with all applicable laws, rules, regulations and other legal requirements applicable to the Subscriber including, without limitation, the legal requirements of jurisdictions in which the Subscriber is resident and in which such acquisition is being consummated.

(f)           The Subscriber: (i) is not registered as an investment company under the U.S. Investment Company Act of 1940, as amended (the “1940 Act”); (ii) has not elected to be regulated as a business development company under the 1940 Act; and (iii) either (A) is not relying on the exception from the definition of “investment company” under the 1940 Act set forth in Section 3(c)(1) or 3(c)(7) thereunder or (B) is otherwise permitted to acquire and hold more than 3% of the outstanding voting securities of a business development company.

(g)           [Reserved].

(h)           Prior to any Qualified IPO, the Subscriber may not Transfer any of its Shares or its Capital Commitment unless (i) the Adviser provides its prior written consent, (ii) the Transfer is made in accordance with applicable securities laws and (iii) the Transfer is otherwise in compliance with the transfer restrictions set forth in Appendix D.  No Transfer will be effectuated except by registration of the Transfer on the Company books.  Each transferee must agree to be bound by these restrictions and all other obligations as an investor in the Company.  Following a Qualified IPO, the Subscriber may be restricted from selling or disposing of its Shares by applicable securities laws or contractually by a lock-up agreement with the underwriters of the Qualified IPO.

(i)           If the Subscriber is a corporation, partnership, trust or other entity, it was not formed or recapitalized for the specific purpose of acquiring any Shares in the Company.

(j)           The Subscriber understands, and gives full authorization, approval and consent to, the remedies described in Section 3.01.

(k)           The Subscriber agrees to deliver to the Company such other information as to certain matters under the 1933 Act, the 1940 Act and the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”) as the Company may reasonably request (including, but not limited to, the Investor Suitability Questionnaire) in order to ensure compliance with such Acts and the availability of any exemption thereunder.

(l)            The Subscriber acknowledges and agrees that, pursuant to the Certificate and the Advisory Agreement, the Company and/or the Adviser have the power and discretion to make all investment decisions in accordance with the terms of the Certificate and the Advisory Agreement.  Accordingly, the Subscriber acknowledges that neither the Company, the Adviser nor any affiliate thereof has rendered or will render any investment advice or securities valuation advice to the Subscriber, and that the Subscriber is neither subscribing for nor acquiring any Shares in reliance upon, or with the expectation of, any such advice.

(m)          The Subscriber has reviewed the Memorandum, the Certificate, the Bylaws, the Advisory Agreement and the Administration Agreement, and has read and understands the risks of, and other considerations relating to, a purchase of Shares and the Company’s investment objectives, policies and strategies, including, but not limited to, the information contained in the Memorandum.  The Subscriber was offered the Shares through private negotiations, not through any general solicitation or general advertising.  Other than as set forth herein and in the Memorandum, the Certificate, the Bylaws, the Advisory Agreement and the Administration Agreement, the Subscriber is not relying upon any information (including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine, website or similar media or broadcast over television or radio, and any seminars or meetings whose attendees have been invited by any general solicitation or advertising) provided by the Company, the Adviser, any Affiliate of the foregoing or any agent of them, written or otherwise, in determining to invest in the Company.

(n)           The Subscriber has been given the opportunity to ask questions of, and receive answers from, the Adviser, the Company and their respective personnel relating to the Company, concerning the terms and conditions of the purchase of Shares and other matters pertaining to this investment, and has had access to such financial and other information concerning the Company as it has considered necessary to verify the accuracy of any information provided and to make a decision to invest in the Company, and has availed itself of this opportunity to the full extent desired.

(o)          No representations or warranties have been made to the Subscriber with respect to this investment, the Adviser or the Company other than the representations of the Company set forth herein and the Subscriber has not relied upon any representation or warranty not provided herein or therein in making this subscription.

(p)           If all or part of the funds that the Subscriber is using or will use to fund its Capital Commitment are assets of an employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA or a plan described in Section 4975(e)(1) of the Code, or an entity whose underlying assets include plan assets for purposes of ERISA or the Code by reason of a plan’s investment in the entity:

(i)            the funds so constituting plan assets have been identified in writing to the Company;

(ii)           the Subscriber’s proposed purchase of the Shares is permissible under the documents governing the investment of such plan assets;

(iii)          in making the proposed purchase of the Shares, the Subscriber is aware of and has taken into consideration the diversification requirements of Section 404(a)(1) of ERISA or other applicable law, if any, and the decision to invest plan assets in the Company is consistent with such provisions; and

(iv)          the Subscriber has concluded that the proposed purchase of the Shares is consistent with applicable fiduciary responsibilities under ERISA and other applicable law, if any.

(q)           If the investment in the Shares is being made on behalf of a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, (i) there is no provision in the instruments governing such plan or any federal, state or local or foreign law, rule, regulation or constitutional provision applicable to the plan that could in any respect affect the operation of the Company, including operations of the Adviser as contemplated by the Advisory Agreement, or prohibit any action contemplated by the operational documents and related disclosure of the Company, including, without limitation, the investments which may be made pursuant to the Company’s investment strategies, the concentration of investments for the Company and the payment by the plan of incentive or other fees, and (ii) the plan’s investment in the Company will not conflict with or violate the instruments governing such plan or any federal, state or local or foreign law, rule, regulation or constitutional provision applicable to the plan.

(r)           If the investment in the Shares is being made on behalf of an employee benefit plan maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens (as described in Section 4(b)(4) of ERISA), (i) there is no provision in the instruments governing such plan or any federal, state or local or foreign law, rule, regulation or constitutional provision applicable to the plan that could in any respect affect the operation of the Company, including operations of the Adviser as contemplated by the Advisory Agreement, or prohibit any action contemplated by the operational documents and related disclosure of the Company, including, without limitation, the investments which may be made pursuant to the Company’s investment strategies, the concentration of investments for the Company and the payment by the plan of incentive or other fees, and (ii) the plan’s investment in the Company will not conflict with or violate the instruments governing such plan or any federal, state or local or foreign law, rule, regulation or constitutional provision applicable to the plan.

(s)           If the Subscriber is not a “United States Person,” as defined below, the Subscriber has heretofore notified the Company in writing of such status.  For this purpose, “United States Person” means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, or any trust (i) the administration of which may be subject to the primary supervision of a U.S. court and (ii) the authority to control all of the substantial decisions of which is held by one or more U.S. persons.

(t)           The Subscriber understands that the Company has filed elections to be treated as (i) a business development company under the 1940 Act and (ii) a regulated investment company within the meaning of Code Section 851, for U.S. federal income tax purposes; pursuant to those elections, the Subscriber will be required to furnish certain information to the Company as required under Treasury Regulations § 1.852-6(a) and other regulations.  If the Subscriber is unable or refuses to provide such information directly to the Company, the Subscriber understands that it will be required to include additional information on its income tax return, if any, as provided in Treasury Regulation § 1.852-7.

(u)           Notwithstanding any other provision of this Agreement, the Subscriber covenants that it will not Transfer all or any part of the Shares or its Capital Commitment (or purport to do so) if such Transfer would cause (A) the Company or the Adviser to be in violation of the U.S. Bank Secrecy Act, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), as amended, or any similar U.S. federal, state or foreign law or regulation (collectively, “Anti-Money Laundering Laws”); or (B) the Shares to be held by an OFAC Party (as defined below).

(v)           None of (i) the Subscriber, (ii) any person controlling or controlled by the Subscriber, (iii) if the Subscriber is a privately held entity, to the best knowledge of the Subscriber, any person having a beneficial interest in the Subscriber, (iv) if the Subscriber will not be the sole beneficial owner of the Shares, to the best knowledge of the Subscriber, any person having a beneficial interest in the Shares or (v) to the best knowledge of the Subscriber, any person for whom the Subscriber is acting as agent, trustee, representative, intermediary or nominee or in any similar capacity in connection with this investment, is:

(A)          a country, territory, entity or individual currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or an entity or individual that resides or has a place of business in, or is organized under the laws of, a country or territory that is subject to any sanctions administered by OFAC (any such country, territory, entity or individual, an “OFAC Party”);1

(B)           a country or territory that (1) has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force (“FATF”),2 of which the United States is a member; (2) is the subject of an advisory issued by the Financial Crimes Enforcement Network of the U.S. Treasury Department;3 or (3) has been designated by the Secretary of the Treasury under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns (any such country or territory, a “Non-cooperative Jurisdiction”), or an entity or individual that resides or has a place of business in, or is organized under the laws of, a Non-cooperative Jurisdiction; or

1	See http://www.treas.gov/ofac.

2	See http://www.fatf-gafi.org.

3	See http://www.fincen.gov.

(C)          a politically exposed person (as defined in the FATF) or a senior foreign political figure4 or any immediate family5 or close associate6 of a politically exposed person or a senior foreign political figure.

(w)          If the Subscriber is a non-U.S. banking institution (a “Non-U.S. Bank”) or is making this investment directly or indirectly on behalf of or for the benefit of a Non-U.S. Bank, such Non-U.S. Bank (i) maintains a place of business at a fixed address, other than solely a post office box or an electronic address, in a country where the Non-U.S. Bank is authorized to conduct banking activities; (ii) at such location, employs one or more individuals on a full-time basis and maintains operating records related to its banking activities; and (iii) is subject to inspection by the banking authority that licensed the Non-U.S. Bank.

(x)           To the best of the Subscriber’s knowledge, no part of the Subscriber’s subscription funds represents property in which an OFAC Party has an interest or was derived from unlawful activities.

(y)           The Subscriber acknowledges that the Company or the Adviser may require further identification of the Subscriber in order to comply with applicable Anti-Money Laundering Laws or OFAC requirements and agrees that the Company and the Adviser shall be held harmless and be indemnified against any loss arising as a result of a failure to process the subscription if such information that has been required by the Company or the Adviser has not been provided by the Subscriber in a timely manner.

(z)           The Subscriber understands and agrees that the Company may be obligated to “freeze” the Subscriber’s Shares, either by prohibiting additional contributions and/or declining any Transfer or withdrawal requests with respect to such Shares, in compliance with governmental regulations.  The Company will give reasonable prior written notice to the Subscriber where practicable in the event that such “freeze” is necessary.

(aa)         The Subscriber authorizes and consents to the Company or the Adviser, on behalf of the Company, releasing information about the Subscriber and, if applicable, any person with a beneficial interest in the Subscriber’s Shares, to appropriate governmental authorities or third parties if the Company or the Adviser, in their reasonable discretion, determine that it is in the best interests of the Company in light of applicable Anti-Money Laundering Laws or OFAC requirements.

4
A “senior foreign political figure” is a current or former senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned commercial enterprise.  In addition, a “senior foreign political figure” includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure.

5	“Immediate family” of a senior foreign political figure includes the figure’s parents, siblings, spouse, children and in-laws.

6
A “close associate” of a senior foreign political figure is a person who is widely and publicly known (or actually known by the Subscriber) to maintain an unusually close personal or professional relationship with the senior foreign political figure.

(bb)        The execution, delivery and performance of this Agreement by the Subscriber do not and will not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate, to which the Subscriber is a party or by which it is bound or to which any of its properties are subject, or require any authorization or approval under or pursuant to any of the foregoing, violate the organizational documents of the Subscriber, or violate in any material respect any statute, regulation, law, order, writ, injunction or decree to which the Subscriber is subject.  The Subscriber has obtained all authorizations, consents, approvals and clearances of all courts, governmental agencies and authorities and such other persons, if any, required to permit the Subscriber to enter into this Agreement and to consummate the transactions contemplated hereby and thereby.

(cc)         None of the information concerning the Subscriber nor any statement, certification, representation or warranty made by the Subscriber in this Agreement or in any document required to be provided under this Agreement (including, without limitation, the Investor Suitability Questionnaire and any forms W-9, W-8BEN, W-8EXP and W-8IMY) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.

(dd)        The Subscriber agrees that the foregoing certifications, representations, warranties, covenants and agreements shall survive the acceptance of this subscription, the First Capital Drawdown Date and the dissolution of the Company, without limitation as to time.  Without limiting the foregoing, the Subscriber agrees to give the Company prompt written notice in the event that any statement, certification, representation or warranty of the Subscriber contained in this Article IV or any information provided by the Subscriber herein or in any document required to be provided under this Agreement (including, without limitation, the Investor Suitability Questionnaire and any forms W-9, W-8BEN, W-8EXP and W-8IMY) ceases to be true at any time following the date hereof.

(ee)         The Subscriber agrees to provide such information and execute and deliver such documents as the Company or the Adviser may reasonably request to verify the accuracy of the Subscriber’s representations and warranties herein or to comply with any law or regulation to which the Company, the Adviser or a portfolio company may be subject.

SECTION 4.02.          Investor Awareness.  The Subscriber acknowledges that the Subscriber is aware and understands that:

(a)           No federal or state agency, and no agency of any non-U.S. jurisdiction, has passed upon the Shares or made any finding or determination as to the fairness of this investment.  The Memorandum has not been filed with the U.S. Securities and Exchange Commission (the “SEC”) or with any securities administrator under state securities laws or the laws of any non-U.S. jurisdiction.

(b)           There are substantial risks incident to the purchase of Shares, including, but not limited to, those summarized in the Memorandum.

(c)           As described more fully in Appendix D, prior to a Qualified IPO, the Subscriber may not Transfer all or any fraction of its Shares or Capital Commitment without the prior written consent of the Company.  There are other substantial restrictions on the transferability of Shares or Capital Commitment under the Certificate, the Advisory Agreement and under applicable law including, but not limited to, the fact that (i) there is no established market for the Shares and it is possible that no public market for the Shares will develop; (ii) the Shares are not currently, and Subscribers have no rights to require that the Shares be, registered under the 1933 Act or the securities laws of the various states or any non-U.S. jurisdiction and therefore cannot be Transferred unless subsequently registered or unless an exemption from such registration is available; and (iii) the Subscriber may have to hold the Shares herein subscribed for and bear the economic risk of this investment indefinitely, and it may not be possible for the Subscriber to liquidate its investment in the Company.

(d)           With respect to the tax and other legal consequences of an investment in the Shares, the Subscriber is relying solely upon the advice of its own tax and legal advisors and not upon the general discussion of such matters set forth in the Memorandum.

(e)           Cleary Gottlieb Steen & Hamilton LLP and Sutherland Asbill & Brennan LLP act as U.S. counsel to the Company, the Adviser and their Affiliates and that Morris, Nichols, Arsht & Tunnell LLP acts as special Delaware counsel to the Company, the Adviser and their Affiliates.  In connection with this offering of Shares and subsequent advice to such persons, Cleary Gottlieb Steen & Hamilton LLP, Sutherland Asbill & Brennan LLP and Morris, Nichols, Arsht & Tunnell LLP will not represent the Subscriber or any other investors in the Company in the absence of a clear and explicit written agreement to such effect between such counsel and the Subscriber or any other investors in the Company.  In the absence of such an agreement, such counsel owes no duties to the Subscriber or any other investor in the Company (whether or not such counsel has in the past represented, or is currently representing, such Subscriber or any other investor with respect to other matters).  No independent counsel has been retained to represent investors in the Company.

ARTICLE V

SECTION 5.01.          Company Representations.  The Company represents to the Subscriber as follows:

(a)           The Company is empowered, authorized and qualified to enter into this Agreement, the Advisory Agreement and the Administration Agreement, and the person signing this Agreement, the Advisory Agreement and the Administration Agreement on behalf of the Company has been duly authorized by the Company to do so.

(b)           The execution and delivery of this Agreement, the Advisory Agreement and the Administration Agreement by the Company and the performance of its duties and obligations hereunder and thereunder do not and will not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate, to which the Company is a party or by which it is bound or to which any of its properties are subject, or require any authorization or approval under or pursuant to any of the foregoing, violate the organizational documents of the Company, or violate in any material respect any statute, regulation, law, order, writ, injunction or decree to which the Company is subject.

(c)           The Company is not in default (nor has any event occurred which with notice, lapse of time, or both, would constitute a default) in the performance of any obligation, agreement or condition contained in this Agreement, the Advisory Agreement and the Administration Agreement, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness or any lease or other agreement or understanding, or any license, permit, franchise or certificate, to which it is a party or by which it is bound or to which its properties are subject, nor is it in violation of any statute, regulation, law, order, writ, injunction, judgment or decree to which it is subject, which default or violation would materially adversely affect the business or financial condition of the Company or impair the Company’s ability to carry out its obligations under this Agreement or the Advisory Agreement.

(d)           There is no litigation, investigation or other proceeding pending or, to the knowledge of the Company, threatened against the Company that, if adversely determined, would materially adversely affect the business or financial condition of the Company or the ability of the Company to perform its obligations under this Agreement, the Advisory Agreement and the Administration Agreement.

(e)           The Shares to be issued and sold by the Company to the Subscriber hereunder have been duly authorized and, when issued and delivered to the Subscriber against payment therefore as provided in this Agreement, will be validly issued, fully paid and non-assessable.

ARTICLE VI

 The Adviser represents and covenants to the Subscriber as follows:

SECTION 6.01.          Minimum Commitment.  The Adviser hereby confirms that the TPG Vehicles have entered into one or more Other Subscription Agreements with the Company for aggregate Capital Commitments equal to at least forty million dollars ($40,000,000).  “TPG Vehicles” means one or more entities affiliated with the Adviser, excluding TPG Partners VI, L.P. and any related alternative investment vehicle or parallel investment entity.

SECTION 6.02.          Successor Funds.  So long as TSL Advisers, LLC or its affiliate is the Adviser of the Company, TSL Advisers, LLC and its affiliates (excluding any TPG Portfolio Company) shall not act as managers of, or the primary source of transactions for, other pooled investment funds the principal objective of which is to source, originate and manage loans to middle-market companies whose principal business operations are in the United States, and from which the Company does not derive a direct or indirect benefit, until the first to occur of (i) the fourth anniversary of the Initial Closing Date, (ii) the date of a Qualified IPO and (iii) the time that at least seventy-five percent (75%) of the Subscribers’ aggregate Capital Commitments have been contributed to the Company.  “TPG Portfolio Company” means the issuer of any securities in which an investment fund sponsored by TPG Capital, L.P or its affiliate holds an interest.

SECTION 6.03.          Compliance with Law.  The Adviser hereby confirms that it shall, in the course of managing the business and affairs of the Company pursuant to the Advisory Agreement, endeavor to comply with all laws, the noncompliance of which would have a material adverse effect on the Company.

SECTION 6.04.          No Proceedings.  The Adviser hereby represents and warrants that, to the best of its knowledge, having inquired of the Principals and other senior officers of the Adviser (i) there are no actions, proceedings or investigations pending before any court or governmental authority, including, without limitation, the SEC or any state securities regulatory authority, against the Company, the Adviser or the Principals that claim or allege violation of any federal or state securities law, rule or regulation, and (ii) during the five years prior to the date hereof, none of the Principals has been found liable for, nor settled, any such violation in any such action, proceeding or investigation.

SECTION 6.05.          Anti-Money Laundering.  The Adviser hereby confirms that it will use its reasonable best efforts to avoid any investment in the Company by, and to cause the Company to avoid transactions (a) in violation of any relevant anti-money laundering legislation, rule, regulation or order administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, including Subtitle B, Chapter V of Title 31 of the U.S. Code of Federal Regulations, in each case as amended from time to time, or (b) with: (i) any person appearing on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control in the United States Department of the Treasury; (ii) any other person with whom a transaction is prohibited by Executive Order 13224, the USA PATRIOT Act, the Trading with the Enemy Act or the foreign asset control regulations of the United States Treasury Department, in each case as amended from time to time; (iii) any person known by the Adviser (after reasonable inquiry) to be controlled by any person described in the foregoing items (i) or (ii); or (iv) any person having its principal place of business, or the majority of its business operations (measured by revenues), located in any country such that transactions with such person would be prohibited as described in the foregoing item (ii).  For purposes of the foregoing, the Adviser’s reliance on a representation or warranty made by a counterparty at or prior to the time of a Company investment or transaction will constitute reasonable inquiry.  The Adviser also agrees that it will not cause the Company to make any payment to any person in violation of the U.S. Foreign Corrupt Practices Act (as amended from time to time), or any other applicable anti-money laundering statute or regulation.  The Adviser hereby confirms that the term “person” includes governments, territories and other political entities.

ARTICLE VII

SECTION 7.01.          Other Subscription Agreements.  To the extent that the Other Subscription Agreements contain provisions that differ materially from the provisions of this Agreement, the Company agrees that such provisions shall be disclosed to the Subscriber.

SECTION 7.02.          Most Favored Nation. The Company hereby agrees that the Subscriber shall be entitled to the benefits of all provision contained in Other Subscription Agreements that differ materially from the provisions of this Agreement, except that, subject to applicable law (i) the Subscriber shall not be entitled to the benefits of any Other Subscription Agreement provisions (a) concerning the disclosure or use of Company information by a Subscriber, (b) relating to the reporting obligations of the Company, the Adviser or any Other Subscriber (including, for the avoidance of doubt, reporting obligations under the 1934 Act), (c) granting consent to or rights with respect to the Transfer of an Other Subscriber’s Shares or Capital Commitment, (d) relating to an Other Subscriber’s right to designate or nominate a representative to serve on the Board or to participate or attend any meetings of the Board or any committee thereof, or (e) requested by an Other Subscriber to reflect the legal or policy requirements to which it is subject; and (ii) the Subscriber shall not have the right to claim a particular regulatory or tax status, or any rights associated with such status, as a Subscriber, in each case, other than as provided by the provisions of this Agreement.

SECTION 7.03.          Board of Directors.  (a) To the extent permitted by applicable law, the Company agrees that, for so long as the Subscriber is not a Defaulting Subscriber, the Company shall invite one (1) individual selected by the Subscriber and reasonably acceptable to the Company (a “Subscriber Representative”) to attend the meetings of the Board (including any meeting of the IPO Committee (as defined in the Bylaws)) in a nonvoting observer capacity, it being understood and agreed that the Subscriber Representative shall be entitled to receive copies of any written materials distributed at such meetings (including Board minutes); provided, however, that the Subscriber and the Company shall have entered to enter into a confidentiality agreement relating to the treatment of confidential information received by the Subscriber Representative in its capacity as a nonvoting Board observer; provided, further, that the Board shall retain the discretion to exclude such Subscriber Representative from all or any part of a Board meeting and restrict the distribution of any materials to such Subscriber Representative if the Board concludes in good faith that such exclusion or restriction is necessary to preserve the attorney-client privilege, to protect sensitive or confidential information or discussions, or as a result of any conflicts of interest.

(b)           The Subscriber acknowledges that the United States federal securities laws prohibit trading in securities on the basis of “inside information,” i.e., material information that is not publicly available.  As a result of the Subscriber’s ability to appoint a nonvoting Board observer, the Subscriber acknowledges that it may have access to inside information concerning the Company or portfolio companies of the Company, which may prohibit it, its affiliates and other entities controlled by or under common control with the Subscriber from trading in securities of the Company or portfolio companies of the Company while it (or they, as the case may be) are in possession of such inside information and for a period of time thereafter, as specified in the Company’s compliance manual.

SECTION 7.04.          Beneficial Interest.  The Company acknowledges that for purposes of Section 4.01(v) hereof the phrase “any person having a beneficial interest in the Subscriber” shall not include pensioners of the Subscriber’s underlying pension plans.

SECTION 7.05.          Sub-Adviser Compensation.  Notwithstanding anything to the contrary contained in Section 1(c) of the Advisory Agreement, the Company and the Adviser hereby agree that, in the event the Adviser enters any sub-advisory agreement with one or more “Sub-Adviser” (as such term is defined in the Advisory Agreement) pursuant to which the Adviser delegates its responsibilities under the the Advisory Agreement to such Sub-Adviser(s), the Adviser shall be solely responsible for any compensation payable to such Sub-Adviser(s).

SECTION 7.06.          Sovereign Immunity.  The Adviser and the Company hereby acknowledge that the Subscriber reserves all immunities, defenses, rights or actions arising out of either the Subscriber’s sovereign status or under the Eleventh Amendment to the United States Constitution and applicable New Jersey law, and that no waiver of any such immunities, defenses, rights or actions shall be implied or otherwise deemed to exist by the Subscriber’s entry into this Agreement, by any express or implied provision hereof, or by any action or omission to act by the Subscriber or one of its representatives or agents, whether taken pursuant to this Agreement or prior to the execution hereof.  Notwithstanding anything else in this Agreement, any claim asserted against the Subscriber arising out of this Agreement shall be brought only in the State of New Jersey, shall be governed by the procedural laws of the State of New Jersey, without regard to the principles of conflicts of laws and shall be subject to such immunities, defenses, rights or actions, including but not limited to those set forth in the New Jersey Tort Claims Act (N.J.S.A. 59:1-1 et seq.) and the New Jersey Contractual Liability Act (N.J.S.A. 59:13-1 et seq.).

SECTION 7.07.          Indemnification.  The Adviser and the Company acknowledge that the Subscriber has advised them that indemnification obligations under this Agreement that may be attributed to the Subscriber are not expressly authorized by the laws of the State of New Jersey.  The Adviser and the Company hereby acknowledge that the Subscriber’s obligation to provide indemnification under Sections 4.01(y) and 10.01 of this Agreement shall apply only to the extent authorized by the laws of the State of New Jersey.  Notwithstanding the foregoing, nothing contained in this Agreement shall relieve the Subscriber of any obligation to pay any and all direct losses, liabilities, claims, damages, and expenses whatsoever (including attorneys’ fees and disbursements, judgments, fines and amounts paid in settlement) arising out of or based upon its breach or failure pursuant to Sections 4.01(y) or 10.01 of this Agreement.

SECTION 7.08.          Public Disclosure Act

(a)           The Adviser and the Company hereby acknowledge that the Subscriber is a public agency subject to New Jersey state laws, including, without limitation, the Open Public Records Act (N.J.S.A. 47:1A-1, et seq.) (the “Public Records Act”), which provides generally that all records relating to a public agency’s business are open to public inspection and copying unless exempted under the Public Records Act, and the Open Public Meetings Act (N.J.S.A. 10:4-6, et seq.) (the “Public Meetings Act”), which provides generally for open meetings for local legislative bodies.  The Adviser and the Company hereby further acknowledge that the Subscriber regularly provides internal reports during open meeting sessions of the New Jersey State Investment Council that will include general aggregated Company level information regarding the Subscriber’s investment in the Company (but not including any information regarding any Company investment or the performance thereof).

(b)           The Adviser and the Company shall not make any claim against the Subscriber if the Subscriber makes available to the public any report, notice or other information the Subscriber receives from the Company or the Adviser which was required to be made public by the Subscriber pursuant to the Public Records Act or the Public Meetings Act; provided, that, the Subscriber agrees to use reasonable efforts to (1) promptly notify the Adviser if it has received a request to disclose any such information (other than information that the Subscriber is permitted to disclose pursuant to Section 7.08(c) below), (2) consult with the Adviser regarding the response to such disclosure request , and (3) work together with the Adviser to reach an alternative arrangement with respect to the Subscriber’s information rights, satisfactory to both the Adviser and the Subscriber, if necessary to avoid or prevent any such disclosure or any future disclosures.

(c)           The Adviser and the Company acknowledge and agree that the Subscriber may, with or without the receipt of a specific request, disclose or report to the public, on its website or otherwise:

(i)            Identifying information about the Company, which shall be limited to a brief description of the Adviser (as approved beforehand by the Adviser acting reasonably); the Adviser’s logo, if any; a link to the Adviser’s website, to the extent such website is operational and available to the public; the name and address of Company; and the fact that the Company has been established to lend to and make debt and equity investments in middle-market companies;

(ii)           Historical Company-level financial performance information solely with regard to the Subscriber’s investment in the Company, including but not limited to (A) the Subscriber’s Capital Commitment; (B) the Subscriber’s capital contributions; (C) the amount of distributions to the Subscriber; (D) the book, fair market value or net asset value of the Subscriber’s Shares in the Company (as reported by the Adviser and contained in the Company’s periodic reports); (E) the management fees and incentive fees paid by the Company with respect to the Subscriber’s Shares in the Company (F) the dollar amount of cash profit received by the Subscriber; and (G) the rate of return of the Subscriber’s investment in the Company.  As used in this paragraph, the term “Company-level” shall mean information regarding the Company and not information about the Company’s investments.

(iii)          The written presentation dated May 9, 2011, submitted to the New Jersey State Investment Council at the public meeting regarding the Subscriber’s investment in the Company and provided by the Subscriber to the Company; and

(iv)          The Vendor Certification and Political Contribution Disclosure Form and Disclosure Report of Political Contributions by Investment Management Firm dated as of April 27, 2011 and updated as of the Closing Date, provided to the Subscriber by the Company and the Adviser, as the same may be further updated from time to time.

SECTION 7.09.          Investment Regulations.  The Adviser and the Company acknowledge receipt of a copy of the State Investment Council regulations governing the Subscriber’s investment in alternative investments.

SECTION 7.10.          Political Contributions.  The Adviser acknowledges receipt of a copy of the State Investment Council rules on political contributions in effect as of the date hereof (N.J.A.C. 17:16-4 (2006)) (the “Political Contribution Rules”).  The Adviser hereby agrees that neither the Company nor the Adviser will make, and the Adviser will not cause or knowingly permit any of the other Applicable Contributors (as defined below) to make, while the Subscriber is an investor in the Company, any contributions or solicitations in violation of the Political Contribution Rules.  In the event that the Subscriber’s counsel notifies the Adviser  in writing of a violation of the Political Contribution Rules, which notice shall set forth the name of the Applicable Contributor who has violated the Political Contribution Rules, and the date, amount and nature of such violation, or the Adviser discloses to the Subscriber any contributions or solicitations required to be reported to the Subscriber pursuant to the Political Contribution Rules, the Adviser hereby agrees that it shall either (x) consent to the Transfer of the Subscriber’s Shares and Capital Commitment; provided,  that the Adviser shall only consent to the Transfer of the Subscriber’s Shares and Capital Commitment if (i) such Transfer otherwise complies with the requirements of this Agreement (including Appendix D hereto), and (ii) the proposed transferee is not, in the reasonable judgment of the Adviser, an actual or potential competitor of the Company, the Adviser or any of their respective affiliates or (y) take other measures acceptable to the Subscriber to remedy such violation; provided that the Adviser shall have sole discretion to determine which of the actions set forth in (x) or (y) to take, and, in any event, the Subscriber shall have the right to pursue all remedies that may be available to the Subscriber.  The term “Applicable Contributors” shall mean the Company, the Adviser, the parent of the Adviser, any person or entity that controls the Adviser, any investment management professional of the Adviser, any third-party solicitor associated with the Adviser, and any political action committee controlled by the Adviser, the parent of the Adviser, or any other entity that controls the Adviser, or by an investment management professional of the Adviser or the controlling entity of the Adviser, as these terms are defined in the Political Contribution Rules.

SECTION 7.11.          Disclosure to State Investment Council.  The Subscriber represents to the Adviser and the Company that it is a common trust fund established pursuant to New Jersey state law.  The Adviser and the Company confirm that, in accordance with clause (2) of Section 10.12 of this Agreement, they shall not make any claim against the Subscriber if the Subscriber makes available to members the New Jersey State Investment Council any report, notice or other information the Subscriber receives from the Company or the Adviser if such disclosure is required by New Jersey state law.

SECTION 7.12.          Disclosure of Investor’s Name.  The Company, the Adviser and any person or entity controlling the Company or the Adviser hereby agree that, except as otherwise required by law, the Company, the Adviser, and any person or entity controlling the Company or the Adviser shall not, without the Subscriber’s prior written consent, knowingly use for advertising, publicity, press releases or similar purposes the name of the Subscriber.  Nothing in the immediately preceding sentence shall prevent any disclosure of the name of the Subscriber (i) as may be necessary or advisable by applicable law, legal process or regulation, or (ii) to current or prospective investors.

SECTION 7.13.          Transfers.  The Adviser hereby agrees that it shall not unreasonably withhold its consent to the Transfer of all or any portion of the Subscriber’s Shares or Capital Commitment to any common trust fund established pursuant to N.J.S.A. § 52:18A-90.1 that has the same beneficial owners as those of the Subscriber; provided that (i) such Transfer otherwise complies with the requirements of this Agreement (including Appendix D hereto) and (ii) the creditworthiness of the proposed transferee, as determined by the Adviser in its reasonable discretion, is sufficient to satisfy all obligations under this Agreement at the time of the proposed Transfer.  In all such cases, the terms of, and the rights, benefits and obligations provided under this Agreement, shall apply to such transferee in the same manner as such terms, rights, benefits and obligations apply to the Subscriber.

SECTION 7.14.          Governing Law.  Notwithstanding anything to the contrary contained in this Agreement, the interpretation, application or enforcement of any law, regulation or public policy of the State of New Jersey specifically referenced herein shall be governed by the laws of the State of New Jersey.

SECTION 7.15.          Jurisdiction; Venue.  The Adviser and the Company hereby acknowledge and agree that, notwithstanding Section 10.11 of this Agreement, the Subscriber does not submit to jurisdiction or venue in the State of Delaware in accordance with such Section and, therefore, such Section shall not apply to the Subscriber.

SECTION 7.16.          Additional Jurisdiction Matters.  The Adviser and the Company hereby acknowledge and agree that they shall submit to the jurisdiction of the Superior Court of the State of New Jersey in connection with this Agreement, and shall be bound (but without prejudice to their right to appeal) by any judgment rendered thereby in connection with this Agreement.

SECTION 7.17.          Placement Fees.  (a) The Adviser represents and warrants that, except as provided in subsection (b) below, to the best of its knowledge, neither the Company, the Adviser nor any of their respective affiliates, members, directors, officers, or employees has employed or retained any company, person or other entity to solicit or secure the Subscriber’s investment in the Company, and none of the aforementioned parties has paid or agreed to pay any company, person or other entity any fee, commission, percentage, brokerage fee, gift, political contribution, charitable contribution or any other compensation contingent upon or resulting from the Subscriber’s investment in the Company.

(b)           The Subscriber hereby acknowledges that the Adviser pays annual fees and expenses to TPG Capital BD, LLC, an affiliate of the Adviser and a member of the Financial Industry Regulatory Authority, in return for the provision to the Adviser of certain placement services in connection with various funds affiliated with the Adviser, including in connection with the marketing and offering of interests in the Company.

SECTION 7.18.          Disclosure to CFIG.  The Subscriber hereby represents and warrants to the Adviser and the Company that (a) the Subscriber has retained Credit Suisse’s Customized Fund Investment Group (“CFIG”) to monitor and assess the Subscriber’s private equity investments, including the Subscriber’s investment in the Company; (b) in furtherance of such engagement, the Subscriber intends to periodically disclose to CFIG such documents and information as the Subscriber believes in good faith to be necessary to enable CFIG to monitor and assess its investment in the Company (the “Intended Disclosures”) provided, that the Intended Disclosures shall not include any materials the Subscriber receives solely as a result of its right to appoint a nonvoting observer to the Company’s Board; and (c) the Subscriber will notify CFIG that any such disclosure by the Subscriber is made in confidence and must be kept in confidence.  Based upon such representations and warranties, the Adviser and the Company confirm that the disclosure of such documents and information to CFIG will not constitute a breach of violations of this Agreement so long as CFIG has executed a confidentiality agreement with respect to any information it is permitted to receive pursuant to this paragraph.

SECTION 7.19.          Disclosure to State Street.  The Adviser and the Company acknowledge that the Subscriber has retained State Street Bank & Trust Company (“State Street”) to act as the Subscriber’s custodian and to monitor and assess the Subscriber’s private equity investments, including the Subscriber’s investment in the Company.  The Subscriber hereby represents to the Adviser and the Company that State Street is subject to a written confidentiality agreement with the Subscriber pursuant to which State Street has agreed to treat confidentially all information (excluding any information that is publicly available when provided or thereafter becomes publicly available other than through a breach by State Street of its duty of confidentiality) furnished to State Street by Subscriber in connection with its investments in private investment funds in which the Subscriber has invested, provided that State Street may (a) disclose any such information which disclosure is required or requested by any (i) governmental agency having authority over State Street, (ii) auditor, (iii) judicial or administrative process, or (iv) regulator with proper jurisdiction or oversight of State Street, to such agency, auditor or other person or entity, provided, that State Street must request confidential treatment from any such agency, auditor or other person or entity of the information disclosed and (b) aggregate data of the Subscriber with similar data of other clients of State Street and may use such aggregated data for purposes of constructing statistical models and methodology so long as such aggregated data is sufficiently large a sample that no client data can be identified either directly or by inference or implication.  Based upon such representation, the Adviser and the Company agree that the Subscriber may provide State Street with copies of the documents and information delivered by the Company or the Adviser to the Subscriber with respect to the Company necessary for State Street to provide custodian, monitoring and assessment services to the Subscriber and agree that the delivery of such information to State Street by the Subscriber will not constitute a breach or violation of this Agreement; provided, that the Subscriber shall not disclose to State Street any document or other information the Subscriber receives solely as a result of its right to appoint a non-voting observer to the Company’s Board.

SECTION 7.20.          In-House Counsel.  The Adviser and the Company hereby agree that, as to matters of New Jersey law, the Attorney General of the State of New Jersey shall be satisfactory counsel, and its opinion shall be satisfactory for the purposes of delivering the legal opinion described in Appendix D of this Agreement

SECTION 7.21.          Expenses.  (a) The Adviser and the Company acknowledge that the people responsible for managing the Subscriber and its investments (the “NJ Managers”) are employees of the State of New Jersey and are subject to certain New Jersey ethical regulations and guidelines (the “NJ Ethics Requirements”).  In an effort to ensure compliance with the NJ Ethics Requirements, the Subscriber has requested clarification with regard to the treatment of certain expenses relating to conferences, seminars and meetings which the NJ Managers attend, as more fully set forth in paragraph (b) below.

(b)           From time to time, the Adviser or the Company may pay the Subscriber’s expenses in attending conferences, seminars, meetings, which may include the cost of meals, transportation and accommodations.  Such expenses, if paid by the Adviser, shall be deemed to be included in the services to be provided by the Adviser under the Investment Advisory and Management Agreement, for which the Adviser is being compensated in accordance with such agreement.  Such expenses, if paid by the Company, shall be deemed to be expenses of the Company, subject to reimbursement by the Subscriber.  For the avoidance of doubt, this provision shall not be deemed to create any obligation on the part of the Adviser or the Company to pay any of the Subscriber’s expenses unless otherwise required under this Agreement or any other agreement relating to the Company.

SECTION 7.22.          Power of Attorney.  The Company, in recognition of the policies to which the Subscriber is subject, hereby agrees that it shall not exercise its power of attorney pursuant to Section 8.01 of this Agreement on the Subscriber’s behalf in a manner that would be materially adverse to the Subscriber, except to effect any action that has otherwise been approved in accordance with, or is permitted under the terms of, this Agreement.

SECTION 7.23.          Notices.  Notwithstanding any provision to the contrary in this Agreement, any notices sent to the Subscriber pursuant to this Agreement via e-mail or facsimile shall be promptly followed by a copy of such notice by hand delivery, overnight courier or registered or certified mail, return receipt requested.

SECTION 7.24.          Notification of Share Ownership.  The Company hereby agrees that in addition to the information set forth on Appendix B attached hereto, each Funding Notice to be delivered to the Subscriber shall also provide the Company’s pro forma calculation of (a) the aggregate number of Shares purchased by the Subscriber pursuant to this Agreement as of the immediately succeeding Capital Drawdown Date and (b) aggregate number of Shares outstanding as of the immediately succeeding Capital Drawdown Date.  The Company hereby agrees that it shall also provide the Subscriber with a written notice at least two business days prior to any Catch-Up Date providing the Company’s pro forma calculation of (i) the aggregate number of Shares purchased by the Subscriber pursuant to this Agreement as of such Catch-Up Date and (ii) aggregate number of Shares outstanding as of such Catch-Up Date.

SECTION 7.25.          Termination.  The provisions of Sections 7.01, 7.02, 7.03, and 7.13 of this Article VII shall terminate upon a Qualified IPO.  The provisions of Section 7.10 shall terminate upon the later of (a) the expiration of any underwriter’s lockup following a Qualified IPO and (b) the date on which the Subscriber is no longer required to purchase Shares pursuant to the terms of this Agreement.

ARTICLE VIII

SECTION 8.01.          Power of Attorney.  (a)  The Subscriber, by its execution hereof, hereby irrevocably makes, constitutes and appoints the Company as its true and lawful agent and attorney-in-fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file:

(i)           any and all filings required to be made by the Subscriber under the 1934 Act with respect to any of the Company’s securities which may be deemed to be beneficially owned by the Subscriber under the 1934 Act,

(ii)          all certificates and other instruments deemed advisable by the Company in order for the Company to enter into any borrowing or pledging arrangement;

(iii)         all certificates and other instruments deemed advisable by the Company to comply with the provisions of this Agreement and applicable law or to permit the Company to become or to continue as a business development corporation, and

(iv)         all other instruments or papers not inconsistent with the terms of this Agreement which may be required by law to be filed on behalf of the Company.

(b)          With respect to the Subscriber and the Company, the foregoing power of attorney:

(i)            is coupled with an interest and shall be irrevocable;

(ii)           may be exercised by the Company either by signing separately as attorney-in-fact for the Subscriber or, after listing all of the Subscribers executing an instrument, by a single signature of the Company acting as attorney-in-fact for all of them;

(iii)          shall survive the assignment by the Subscriber of the whole or any fraction of its Shares;

(iv)          shall terminate concurrently with the termination of the Capital Commitment, in accordance with Section 2.01(f); and

(v)            may not be used by the Company in any manner that is inconsistent with the terms of this Agreement and any other written agreement between the Company and the Subscriber.

ARTICLE IX

SECTION 9.01.          Condition to Closing.  The Subscriber’s obligations hereunder are subject to the fulfillment (or waiver by the Subscriber), prior to or on or about the time of closing on the Closing Date, of the following condition: The Company shall have duly performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing Date.

ARTICLE X

SECTION 10.01.        Indemnity.  Each of the Company and the Subscriber agrees, to the fullest extent permitted by law, to indemnify and hold harmless the other and each other person, if any, who controls the other (within the meaning of Section 15 of the 1933 Act) against any and all direct losses, liabilities, claims, damages, and expenses whatsoever (including attorneys’ fees and disbursements, judgments, fines and amounts paid in settlement) arising out of or based upon any breach or failure by the Company or the Subscriber, as the case may be, to comply with any representation, warranty, covenant, or agreement made by it herein.

SECTION 10.02.        Acceptance or Rejection.  (a)  This subscription is irrevocable and, at any time prior to the Closing Date, notwithstanding the Subscriber’s prior receipt of a notice of acceptance of the Subscriber’s subscription, the Company shall have the right to accept an amount equal to or less than the subscribed amount, or reject this subscription, for any reason whatsoever.

(b)           In the event of rejection of this subscription, the Company promptly thereupon shall return to the Subscriber the copies of this Agreement and any other documents submitted herewith (but the Company shall have the right to retain a photocopy for its records), and this Agreement shall have no further force or effect thereafter.

SECTION 10.03.        Modification.  Neither this Agreement nor any provisions hereof shall be modified, changed, discharged, waived or terminated except by an instrument in writing signed by the party against whom any modification, change, discharge, waiver or termination is sought.

SECTION 10.04.        Revocability.  This Agreement may not be withdrawn or revoked by the Subscriber in whole or in part without the consent of the Company.

SECTION 10.05.        Notices.  All notices, consents, requests, demands, offers, reports, and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be given, made or delivered (and shall be deemed to have been duly given, made or delivered upon receipt) by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery, addressed, if to the Company, to:

TPG Specialty Lending, Inc.
c/o Ronald Cami
301 Commerce Street
Suite 3300
Fort Worth, TX  76102
Tel:  (817) 871-4000
Fax:  (817) 871-4001

and, if to the Subscriber, to the address set forth in the Investor Suitability Questionnaire.  The Company or the Subscriber may change its address by giving notice to the other in the manner described herein.

SECTION 10.06.        Counterparts.  This Agreement may be executed in multiple counterpart copies, each of which will be considered an original and all of which constitute one and the same instrument binding on all the parties, notwithstanding that all parties are not signatories to the same counterpart.

SECTION 10.07.        Successors.  Except as otherwise provided herein, this Agreement and all of the terms and provisions hereof will be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors, trustees and legal representatives.  If the Subscriber is more than one person, the obligation of the Subscriber shall be joint and several and the agreements, representations, warranties, and acknowledgments herein contained will be deemed to be made by and be binding upon each such person and such person’s heirs, executors, administrators, successors, trustees and legal representatives.

SECTION 10.08.        Assignability.  This Agreement is not transferable or assignable by the Subscriber.  Any purported assignment of this Agreement will be null and void.

SECTION 10.09.        Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, supersedes any prior agreement or understanding among them with respect to such subject matter, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.  The foregoing limitation, however, shall not prohibit any Other Subscriber from enforcing Section 3.01(b) against any defaulting Subscriber.

SECTION 10.10.        APPLICABLE LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

SECTION 10.11.        Jurisdiction; Venue.  (a)  Except as otherwise agreed by the Company in writing with the Subscriber, any action or proceeding relating in any way to this Agreement may be brought and enforced exclusively in the courts of the State of Delaware or (to the extent subject matter jurisdiction exists therefor) of the United States for the District of Delaware, and the parties irrevocably submit to the jurisdiction of such courts in respect of any such action or proceeding.

(b)           Except as otherwise agreed by the Company in writing with the Subscriber, the parties irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any such action or proceeding in the courts of the State of Delaware or of the United States for the District of Delaware, and any claim that any such action or proceeding brought in any such court has been brought in any inconvenient forum.

SECTION 10.12.        Confidentiality.  The Subscriber acknowledges that the Memorandum and other information relating to the Company has been submitted to the Subscriber on a confidential basis for use solely in connection with the Subscriber’s consideration of the purchase of Shares.  The Subscriber agrees that, without the prior written consent of the Company (which consent may be withheld at the sole discretion of the Company), the Subscriber shall not (a) reproduce the Memorandum or any other information relating to the Company, in whole or in part, or (b) disclose the Memorandum or any other information relating to the Company to any person who is not an officer or employee of the Subscriber who is involved in its investments, or partner (general or limited) or affiliate of the Subscriber (it being understood and agreed that if the Subscriber is a pooled investment fund, it shall only be permitted to disclose the Memorandum or other information related to the Company to its limited partners if the Subscriber has required its limited partners to enter into confidentiality undertakings no less onerous than the provisions of this Section 10.12), except to the extent (1) such information is in the public domain (other than as a result of any action or omission of Subscriber or any person to whom the Subscriber has disclosed such information) or (2) such information is required by applicable law or regulation to be disclosed.  The Subscriber further agrees to return the Memorandum and any other information relating to the Company if no purchase of Shares is made or upon the Company’s request therefore.  The Subscriber acknowledges and agrees that monetary damages would not be sufficient remedy for any breach of this section by it, and that in addition to any other remedies available to the Company in respect of any such breach, the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.

SECTION 10.13.        Necessary Acts, Further Assurances.  The parties shall at their own cost and expense execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to evidence or carry out the intent and purposes of this Agreement or to show the ability to carry out the intent and purposes of this Agreement.

SECTION 10.14.        No Joint Liability Among Company and Adviser.  The Company shall not be liable for the fulfillment of any obligation or the accuracy of any representation of the Adviser under or in connection with this Agreement, and the Adviser shall not be liable for the fulfillment of any obligation or the accuracy of any representation of the Company under or in connection with this Agreement.  There shall be no joint and several liability of the Company and the Adviser for any obligation under or in connection with this Agreement.

SECTION 10.15.        Survival.  The representations, warranties, acknowledgments and covenants in Sections 4.01, 4.02 and 5.01 and the provisions of Article VII (subject to Section 7.24) and  Sections 10.01, 10.10, 10.11, 10.12, 10.13, 10.14 and 10.15 shall, in the event this subscription is accepted, survive such acceptance and the formation and dissolution of the Company.

IN WITNESS WHEREOF, the Subscriber, intending to be legally bound, has executed this Agreement as of the date first written above.

AGGREGATE PURCHASE PRICE OF SHARES SUBSCRIBED FOR:  $200,000,000

COMMON PENSION FUND B

LEGAL NAME OF SUBSCRIBER

By:	/s/Timothy M. Walsh
Name: Timothy M. Walsh
Title: Director, Division of Investment

Agreed and accepted as of the date first set forth above:

TPG SPECIALTY LENDING, INC.

By:
Name:
Title:

Solely for the purposes of Article VI and Article VII of this Agreement:

TSL ADVISERS, LLC

By:
Name:
Title: